Exhibit 2.2

FORM OF TENDER AND SUPPORT AGREEMENT

THIS TENDER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of January 25, 2012, by and among Amgen Inc., a Delaware corporation (“Parent”), Armstrong Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and                      (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of Micromet, Inc., a Delaware corporation (the “Company”).

B. Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”) which provides, among other things, for the Purchaser to commence a tender offer (the “Offer”) for all of the issued and outstanding shares of common stock, par value $0.00004 per share, of the Company (including any associated rights to purchase capital stock issued pursuant to the Company’s Rights Agreement, the “Shares”) and following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement in consideration therefor, Stockholder has agreed to enter into this Agreement and tender and vote Stockholder’s Subject Securities (as defined below) as described herein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) The terms “Acquisition Proposal,” “Affiliate,” “Company Common Stock,” and “Person and other capitalized terms not defined in this Agreement, have the respective meanings assigned to those terms in the Merger Agreement.

(b) “Contract” means any note, bond, mortgage, indenture, lease, license, permit, contract, commitment, arrangement, understanding, agreement or other instrument or obligations of any kind, including, any voting agreement, proxy arrangement, pledge agreement, stockholder agreement or voting trust, to which Stockholder is a party or by which the Subject Securities are bound.

(c) “Encumbrance” means any lien, pledge, hypothecation, security interest, option, right of first refusal, proxies, voting trusts or agreements, or other encumbrance (other than as created by this Agreement or restrictions on transfer under the U.S. Securities Act of 1933, as amended).

(d) Stockholder is deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(e) “Proxy Expiration Date” means the earlier of (i) the date upon which the Merger Agreement is validly terminated, or (ii) the date upon which the Merger becomes effective.

(f) “Subject Securities” mean: (i) all of the Shares Owned by Stockholder as of the date of this Agreement; and (ii) all additional Shares of which Stockholder acquires Ownership during the Support Period.

(g) “Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Proxy Expiration Date.

(h) A Person is deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Support Period, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected other than as provided in Section 3.1. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer other than the Offer.

2.2 Restriction on Transfer of Voting Rights. During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; (b) if Stockholder is a limited partnership or limited liability company, to a partner or member of Stockholder or (c) if Stockholder is a corporation, to an affiliate under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3. TENDER OF SUBJECT SECURITIES

3.1 Tender of Subject Securities. Unless this Agreement shall have been terminated in accordance with its terms, Stockholder hereby agrees to tender the Subject Securities (collectively, the “Tender Shares”), or instruct such Stockholder’s broker or such other Person that is the holder of record of the Tender Shares tendered, into the Offer promptly following, and in any event no later than the tenth (10th) business day following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, or if Stockholder has not received the Offer Documents by such time, within two (2) business days following receipt of such documents but in any event prior to the Expiration Date. If Stockholder acquires Tender Shares after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, Stockholder shall tender or cause to be tendered such Tender Shares on or before the Expiration Date. Unless this Agreement shall have been terminated in accordance with its terms, Stockholder will not withdraw the Tender Shares, or cause the Tender Shares to be withdrawn, from the Offer at any time.

3.2 Return of Subject Securities. If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated prior to the purchase of the Subject Securities in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository acting on behalf of Parent and Purchaser to return, all Subject Securities tendered by Stockholder in the Offer to Stockholder.

SECTION 4. VOTING OF SHARES

4.1 Voting Covenant. Stockholder hereby agrees that, during the Support Period, at any meeting of the stockholders of the Company, however called, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities to be voted:

(a) in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, (ii) each of the other Transactions and (iii) and any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against the following actions (other than the Merger and the other Transactions): (i) any Acquisition Proposal; (ii) any amendment to the Company’s certificate of incorporation or bylaws; (iii) any material change in the capitalization of the Company or the Company’s corporate structure; and (iv) any other action which is intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement.

4.2 Proxy; Further Assurances.

(a) (i) Contemporaneously with the execution of this Agreement, Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable (at all times prior to the Proxy Expiration Date) to the fullest extent permitted by law with respect to the shares referred to therein (the “Proxy”); and (ii) promptly following the execution of this Agreement, Stockholder shall cause to be delivered to Parent an additional proxy (in substantially the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder.

(b) Stockholder shall perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

(c) Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

SECTION 5. WAIVER OF APPRAISAL RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Shares, any rights of appraisal, any dissenters’ rights or any similar rights relating to the Merger that Stockholder may have by virtue of, or with respect to, any Subject Securities Owned by Stockholder.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent and Purchaser as follows:

6.1 Authorization, etc. Stockholder has the authority and legal capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly authorized, executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent and Purchaser, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership or limited liability company, then Stockholder is a partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound, except for any conflict or violation which would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder or thereunder or consummate the transactions contemplated hereby; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any material Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not, require any filing with, nor any permit, authorization, consent or approval of, any Person. The execution and delivery of any additional proxy pursuant to Section 4.2(a)(ii) with respect to any shares of Company Common Stock that are Owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any filing with, nor any permit, authorization, consent or approval of, any Person. No consent of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement.

6.3 Title to Shares. As of the date of this Agreement Stockholder Owns, free and clear of any Encumbrance, the number of outstanding Shares set forth under the heading “Shares Owned” on the signature page hereof and does not Own any other shares of capital stock of the Company or any right to acquire any such shares.

6.4 Merger Agreement. Stockholder and its Representatives have reviewed and understand the terms of this Agreement and the Merger Agreement, and Stockholder has had the opportunity to consult with such Stockholder’s counsel in connection with this Agreement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to Stockholder as follows:

7.1 Authorization, etc. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws affecting enforcement of creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

7.2 No Conflicts or Consents. The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance of this Agreement by Parent and Purchaser will not: (a) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Parent and Purchaser or by which Parent or Purchaser or any of its properties is or may be bound, except for any conflict or violation which would not adversely affect in any material respect the ability of Parent or Purchaser to perform its obligations hereunder or consummate the transactions contemplated hereby; or (b) require any filing with, nor any permit, authorization, consent or approval of, any Person or require any consent of, or registration, declaration or filing with, any Governmental Body, other than (i) any applicable requirements of the Exchange Act, NASDAQ, and the DGCL, (ii) as required by Antitrust Laws, (iii) contemplated by the Merger Agreement (including schedules thereto), and (iv) where the failure to obtain such consents or approvals or to make such filings, would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Purchaser of any of their obligations under this Agreement.

SECTION 8. COVENANTS OF STOCKHOLDER

8.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Purchaser to publish and disclose in the Proxy Statement Stockholder’s identity and ownership of the Subject Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

8.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

8.3 Stop Transfer Order; Legends. Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Securities, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Proxy Expiration Date.

SECTION 9. MISCELLANEOUS

9.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Proxy Expiration Date.

9.2 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

9.3 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (Pacific time) and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (Pacific time) and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

if to Stockholder:

at the address set forth on the signature page hereof;

and if to Parent:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Attn: General Counsel

with a copy to (which copy shall not constitute notice):

Sullivan & Cromwell LLP

Attn: Eric M. Krautheimer

1888 Century Park East, 21st Floor

Los Angeles, California 90067

Fax: (310) 712-8800

Email: krautheimere@sullcrom.com

9.4 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

9.5 Entire Agreement; Amendment. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, written or oral, between the parties with respect thereto. No amendment or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by all parties. No agreement, understanding or arrangement of any nature regarding the subject matter of this Agreement shall be deemed to exist between Parent and Stockholder unless and until this Agreement has been duly and validly executed on behalf of all parties.

9.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations in violation of this Agreement shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s successors and assigns, and, if Stockholder is an individual, Stockholder’s heirs, estate, executors and personal representatives. This Agreement shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto, any rights or remedies of any nature.

9.7 Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

9.8 Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

9.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.10 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

9.11 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.12 Termination. This Agreement and all rights and obligations of the parties hereunder, including the Proxy, shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void on, and have no further effect as of the Proxy Expiration Date. Nothing in this Section 9.12 shall relieve any party from any liability for any breach of this Agreement prior to its termination.

9.13 Directors and Officers. This Agreement applies to Stockholder solely in such Stockholder’s capacity as a holder of Subject Securities, and not to Stockholder or any representative of Stockholder serving as a director or officer of the Company in such capacity.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement.

(e) The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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Parent, Purchaser and Stockholder have caused this Agreement to be executed as of the date first written above.

AMGEN INC.

By:

Title

ARMSTRONG ACQUISITION CORP.

By:

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Owned

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Micromet, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Kevin W. Sharer, Robert A. Bradway, Jonathan M. Peacock, David J. Scott and Amgen Inc., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares”). Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, shall survive the Stockholder’s death, liquidation or termination, is coupled with an interest and is granted in connection with, and as security for, the Tender and Support Agreement, dated as of the date hereof, among Parent, Armstrong Acquisition Corp., a wholly-owned subsidiary of Parent (“Purchaser”), and the Stockholder (the “Support Agreement”), and is granted in consideration of Parent and Purchaser entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Purchaser and the Company (as it may be amended from time to time, the “Merger Agreement”). This proxy will terminate on the Proxy Expiration Date (as defined in the Support Agreement). Capitalized terms not defined in this Proxy or in the Support Agreement shall have the respective meanings assigned to those terms in the Merger Agreement.

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until (and including) the Proxy Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any action by written consent of stockholders of the Company:

(i) in favor of (A) the merger contemplated by the Merger Agreement (the “Merger”), the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, (B) each of the other Transactions and (C) any action in furtherance of any of the foregoing;

(ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(iii) against the following actions (other than the Merger and the other Transactions): (A) any Acquisition Proposal; (B) any amendment to the Company’s certificate of incorporation or bylaws; (C) any material change in the capitalization of the Company or the Company’s corporate structure; and (D) any other action which is intended to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Support Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

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If any term or provision of this proxy is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this proxy shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this proxy is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parent and Stockholder shall negotiate in good faith to modify this proxy so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

Dated: January 25, 2012

STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

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